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                                                                  EXHIBIT (a)(7)

[THE FOLLOWING IS THE TEXT OF A NOTICE THAT THE REGISTRANT INTENDS TO SEND ON NOVEMBER 12, 2002 BY ELECTRONIC MAIL TO ALL HOLDERS OF OPTIONS GRANTED UNDER THE TTI PLAN.]

                              SONUS NETWORKS, INC.
            WITHDRAWAL OF OFFER TO EXCHANGE OUTSTANDING TTI OPTIONS
          PURSUANT TO THE OFFER TO EXCHANGE OUTSTANDING STOCK OPTIONS
                             DATED OCTOBER 16, 2002

TO: HOLDERS OF STOCK OPTIONS GRANTED UNDER THE TELECOM TECHNOLOGIES, INC. AMENDED AND RESTATED 1998 EQUITY INCENTIVE PLAN (THE "TTI PLAN")

    On October 16, 2002, you received documentation with respect to Sonus' offer to exchange your outstanding stock options with an exercise price of $0.67 or more per share for new options (the "Offer"). By this letter Sonus hereby WITHDRAWS the Offer with respect to all options granted under the TTI Plan. Therefore, the only options that are eligible for exchange pursuant to the Offer are those options granted under the Amended and Restated Sonus Networks, Inc. 1997 Stock Incentive Plan (the "1997 Plan") with exercise prices of $0.67 or more per share.

    The withdrawal of the Offer with respect to your options granted under the TTI Plan has no effect on the Offer with respect to your options granted under the 1997 Plan. All other terms of the Offer remain the same with respect to your options granted under the 1997 Plan.

                                          Sonus Networks, Inc.
                                          Hassan M. Ahmed
                                          President and Chief Executive Officer